Exhibit 99.2

News Release
Andrew Corporation
3 Westbrook Corporate Center, Suite 900, Westchester, IL USA 60154 Phone: +1(708) 236-6600 www.andrew.com
Andrew and ADC Mutually Terminate Merger Agreement
WESTCHESTER, IL, August 9, 2006—Andrew Corporation and ADC Telecommunications Inc. have mutually agreed to terminate the merger agreement announced on May 31, 2006.
The companies believe that current market considerations raised serious questions about the ability to obtain necessary shareholder approval. Therefore, Andrew and ADC have agreed to terminate the merger agreement without liability to either party. To effect the mutual termination, Andrew has agreed to pay ADC $10 million. In addition, Andrew has agreed that ADC would be paid another $65 million in the event Andrew effects a business combination transaction within 12 months.
“While we still believe in the convergence strategy, the merger of Andrew and ADC was only one method to execute against that,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “We are confident in our ability to address the current and future needs of our customers and shareholders as an independent company.
“Andrew’s industry-leading product portfolio and globally diversified customer base provide the company with a unique ability to meet the long-term global demand trends for wireless infrastructure. Andrew remains in a strong position to offer industry-leading support to operators, OEMs, and other communications providers around the world. As evidenced by our record sales and orders in our fiscal third quarter, we are growing share and improving operations through innovative products and the hard work of our global team. Our management team and employees are committed to delivering results and capitalizing on business opportunities that will drive future operational and financial improvements. We are confident in the outlook for our future.”
About Andrew Corporation
Andrew Corporation (NASDAQ: ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
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Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507

News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com
Forward-Looking Statements
Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.